TERMINATION AGREEMENT

THIS AGREEMENT dated for reference the 30th day of January, 2004.

BETWEEN:

TITANIUM INTELLIGENCE, INC., a company incorporated pursuant to the laws of Nevada and having an office at 187 Edward Crescent, Port Moody, British Columbia V3H 3J8

(the "Company")

AND:

ZHEJIANG WEILAI GROUP COMPANY, a limited company formed in the People's Republic of China in the Province of Zhejiang.

("Weilai")

WHEREAS:

A. The Company and Weilai entered into a Membership Agreement dated March 28, 2002 (the "Membership Agreement"), whereby Weilai became a member of the Company's Internet textile trade center to showcase its textile products for export;

B. The Company and Weilai have endeavored to promote the awareness of the Company's Internet textile trade center among the Chinese textile manufacturers and textile products wholesalers outside of China to facilitate trades of textile products through the Internet textile trade center;

C. The Company and Weilai found that there are several other similar websites available serving the same function and that buyers of wholesale textile products often prefer to be able to examine the products physically; and

D. The Company and Weilai wish to terminate the Membership Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the payment by the Company to Weilai of the sum of $100 cash in hand paid, as well as other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Termination of Membership Agreement. The Membership Agreement is hereby terminated effective on the date hereof.

2. Release. Weilai hereby releases and forever discharges the Company, its subsidiaries and their respective directors, officers, shareholders, personal representatives, administrators, successors and assigns (the "Releasees") of and from all manner of actions, causes of action, suits, contracts, claims, demands and damages of any kind whatsoever that it has ever had, now has or may have in the future against any of the Releasees by reason of or in relation to, directly or indirectly, any cause, matter or thing relating to the Membership Agreement.

3. Indemnity. Weilai shall indemnify and defend the Company against, and hold the Company harmless from, any loss, damage, liability, cost and expense, including reasonable attorneys' fees, suffered or incurred by the Company, as and when incurred, by reason of, or arising out of, any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of Weilai contained in this Agreement or the Membership Agreement.

4. Representations and Warranties.

Weilai makes the following representations and warranties to the Company knowing that the Company is relying upon the truth and accuracy of those representations and warranties in entering into this Agreement with Weilai:

a. the execution, delivery and performance by Weilai of this Agreement: (I) does not require the consent or approval of, prior filing with, or notice to, or other action by, any regulatory authority, stock exchange, or any other third party; (ii) will not conflict with any provision of Weilai's articles of incorporation or bylaws; (iii) will not constitute a default under any law or judicial or regulatory order to which Weilai is a party or by which it is bound; and (iv) will not constitute a default under any contract, license or permit to which Weilai is a party or by which it is bound;

b. Weilai is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and Weilai has the corporate power and authority to execute, deliver and perform its obligations under this Agreement according to its terms, and to consummate the transactions contemplated hereby;

c. this Agreement has been duly executed and delivered by Weilai, and constitutes a legal, valid and binding obligation of Weilai, enforceable against Weilai in accordance with its terms; and

d. to the best of Weilai's knowledge, no litigation is pending or threatened by any third party before any court of competent jurisdiction or regulatory authority seeking to restrain or prohibit or declare illegal, or seeking damages in connection with, the matters contemplated by the Membership Agreement.

5. Further Assurances. The parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

6. Independent Advice. Each party acknowledges and agrees that it has been given an opportunity to obtain independent legal and accounting advice with respect to the subject matter of this Agreement and further, each party hereby represents and warrants to the other party that it has sought independent legal and accounting advice or waives such advice.

7. Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties and their respective personal representatives, administrators, successors and assigns, as applicable.

8. Headings and Division. The headings in this Agreement and the division of this agreement into Sections and Subsections are for convenience of reference only and will not affect the interpretation of this Agreement.

9. Governing Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in the Province of British Columbia and will be treated in all respects as a British Columbia contract. The parties hereby irrevocably attorn to the sole, original and exclusive jurisdiction of the courts of the Province of British Columbia (and the Supreme Court of Canada, if necessary). This Section will not be construed to affect the rights of a party to enforce a judgment or award outside British Columbia, including the right to record and enforce a judgment or award in any other jurisdiction.

10. Entire Agreement. This Agreement, together with the Membership Agreement, constitutes the entire understanding between the parties hereto with respect the matters set forth herein, and supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

11. Counterparts. This Agreement may be executed in one or more counterparts all of which together will constitute one and the same instrument, and any party may sign by utilizing facsimile transmission facilities.

12. Expenses. Weilai will pay all costs and expenses (including legal fees on a solicitor and his own client basis) of the Company incurred with respect to any proceedings taken for the purpose of enforcing the rights and remedies of the Company hereunder.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TITANIUM INTELLIGENCE, INC.

Per: /s/ signed
Authorized Signatory

ZHEJIANG WEILAI GROUP COMPANY

Per: /s/ signed________________________
Authorized Signatory